CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: April 30, 2008
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

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ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 30, 2008, Diversified Holdings I, Inc. (DHI), a subsidiary of the Company and Nexia Holdings, Inc. (the “Company”), entered into an agreement with Green Endeavors, Ltd. a majority owned subsidiary of the Company to transfer ownership interests in Landis Salons, Inc. and Newby Salons, LLC to Green Endeavors in exchange for the delivery of a convertible Debenture in the face amount of $3 million dollars. DHI transferred its 85% ownership interest in Landis Salons, Inc. and the Company transferred 100% ownership of Newby Salons, LLC.  The result of these transfers places both salon operations under the common ownership of Green Endeavors, Ltd. (GRNE) a majority owned subsidiary of the Company.   The purchase of the salons will be carried at predecessor cost on the financials of GRNE.  The convertible debenture on DHI financials will not have any material effect until such time as the note is realized in the form of cash.

The transfer of the salons into GRNE was effected as part of Nexia’s plan to create an independent salon company whose growth strategy will include the acquisition of an undetermined number of salons.  In addition, GRNE intends file a Form 10 to become fully reporting under the Securities Exchange Act of 1934.  Once GRNE is reporting Nexia intends to spin-off its shares of common stock on a pro rata basis to the Nexia shareholders.  GRNE’s ability to become fully reporting is contingent upon Nexia raising at least $100,000 for projected legal and accounting cost associated with the filings.

ITEM 8.01	OTHER EVENTS

On March 20, 2008 the company and management of Gold Fusion Laboratories, Inc. (GFL) closed the retail store location in Murray, Utah, within the Fashion Place Mall.  Management was unable to reach an agreement with the mall ownership regarding keeping the retail location open on a viable basis.  All inventory has been removed from the store and store equipment that can be removed without damage to the location is also being removed from the site.  This move is being made to consolidate the operations of Black Chandelier’s retail operations in the Utah market.  Expansion into other markets that are expected to lead to higher revenues will be made possible through the reduction in costs resulting from the closing of the retail store.  The ongoing efforts to conduct fashion shows and seek continued exposure for the merchandise through our internet marketing efforts will continue and are meeting with significant success in management’s judgment.

The closing of this retail outlet is part of a restructuring process that Nexia Holdings, Inc. is taking with regard to the operations of Gold Fusion Laboratories, Inc.  The two have agreed that Gold Fusion will surrender control of all inventory and assets of Gold Fusion to Nexia in partial satisfaction of the debts and obligations owed to Nexia by Gold Fusion and secured by the inventory and equipment being transferred to Nexia.  Current estimates are that Nexia will have lost in excess of $400,000 from funds invested in Gold Fusion over the past two years that will not be meet by the value of the inventory and assets being transferred to Nexia by Gold Fusion.  After completion of an inventory of all items being transferred Nexia will seek to continue operations of the Black Chandelier fashion lines and remaining retail sites in a new subsidiary.  A new Utah corporation, Style Perfect, Inc. has been formed for this purpose.  All transfers and the new operations were completed on April 2, 2008.

The closing of GFL, two nonperforming retail stores, the termination of as many as 12 GFL employees and several consultants reduced monthly cash losses by as much as an estimated $60,000 per month.  Style Perfect will focus its efforts on its remaining 2 Black Chandelier stores and will begin ramping up its marketing efforts to increase online sales through its www.blackchandelier.com web site.  Nexia will continue with its efforts to raise sufficient capital to fulfill its expansion plans for Black Chandelier.

Landis Salons also terminated Matthew Landis on March 28, 2008 for a cause.  Mr. Landis attempted to convert the Landis Lifestyle trademark and failed to protect company assets.  In addition to other practices which were detrimental to the salon business.  GRNE has begun efforts to acquire additional salons which are licensed to carry Aveda™ products.  It is GRNE’s CEO’s belief that additional talent will be acquired along with the acquisition of additional salons.

The total number of issued and outstanding shares of common stock of Nexia Holdings, Inc. as of May 1, 2008 is 934,209,883.  Recent issuances have included shares under the company’s S-8 Registration Statement and the conversion of shares of Series C Preferred Stock into common stock.

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ITEM 9.01 Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Description

10.1	Stock Transfer Agreement between Nexia Holdings, Inc., Diversified Holdings I, Inc. and Green Endeavors, Ltd..

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 1st day of May, 2008.

 Nexia Holdings, Inc.

  /s/ Richard Surber          .
Richard Surber, President